Exhibit 15

August 5, 2002

Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, WI 53202

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Rockwell Automation, Inc. and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 19, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, and 333-38444 on Form S-8 and Registration Statement Nos. 333-24685 and 333-43071 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin